EXHIBIT 11


                           IGI, INC. AND SUBSIDIARIES

                   COMPUTATION OF NET INCOME PER COMMON SHARE
              (amounts in thousands, except per share information)

                                                                                     For the years ended December 31,
                                                                             1998                 1997*                 1996*
                                                                          ----------            ----------            ----------
Net loss                                                                  $   (3,029)           $   (1,208)           $     (481)
                                                                          ==========            ==========            ==========

Weighted average shares outstanding                                        9,470,413             9,457,938             9,323,440
Dilutive common stock equivalents (net of
      Common Stock deemed reacquired) based on
      Average market stock price                                                  --                    --                    --

                                                                          ----------            ----------            ----------
Diluted common and common equivalent shares                                9,470,413             9,457,938             9,323,440
                                                                          ==========            ==========            ==========

Loss per common and common
      equivalent share:
          Basic                                                           $     (.32)           $     (.13)           $     (.05)
          Diluted                                                         $     (.32)           $     (.13)           $     (.05)

* Prior year amounts are restated to reflect the Company's change in inventory costing method (See Note 1 to Consolidated Financial Statements).


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